Exhibit 99.1

461 SO. MILPITAS BLVD.

MILPITAS CA

95035 USA

NEWS

For Immediate Release

GLOBALSTAR ANNOUNCES SECOND QUARTER

RESULTS FOR 2009

Key Quarterly Highlights;

•                  Globalstar completed $738 million dollar financing

•                  Financing funds second-generation satellite constellation with launches scheduled for completion in 2010

•                  SPOT Satellite GPS Messenger™ helped boost subscriber base to over 371,000

•                  Globalstar expanded world-wide SPOT points of distribution to over 9,000

MILPITAS, CA. —  (August 11, 2009) — Globalstar, Inc. (NASDAQ:GSAT), a leading provider of mobile satellite voice and data services to businesses, governments and consumers, today announced its operational and financial results for the three and six-month periods ended June 30, 2009.

Major Company Highlights:

•                  Globalstar completed a $738 million financing.   This financing funds the deployment of the Company’s second-generation satellite constellation and continued development and deployment of the Company’s new Internet-based ground segment.  Globalstar now has the resources needed to deploy a new constellation designed to last beyond 2025.

•                  The Company’s ground segment providers Hughes Network Systems and Ericsson Federal will design and implement the upgrades needed to provide Globalstar with the ability to deliver its next-generation of advanced wireless services.  Globalstar expects to be able to initiate and support services such as push-to-talk, multicasting, advanced messaging capabilities or multimedia messaging, mobile video applications, geo-location services, as well as multiband and multimode handsets and data devices with GPS integration.

•                  Globalstar continued to exhibit substantial Simplex data and SPOT Satellite GPS Messenger™ subscriber growth during the second quarter of 2009.  The Company completed the period ended June 30, 2009 with 371,483 subscribers, 14,613 more than it had at March 31, 2009.

•                  As of June 30, 2009 Globalstar had received orders to ship more than 153,000 units to the more than 9,000 SPOT Satellite GPS Messenger points of distribution in North America, Europe, Latin America, Australia, New Zealand, and Southeast Asia.

•                  In June Globalstar announced the availability of SPOT Assist™, a new roadside GPS safety service offered in conjunction with the SPOT Satellite GPS Messenger.  SPOT Assist’s roadside service provides 24 hour assistance 7 days a week in the Continental United States and Canada.  Backed by a leading provider of national roadside assistance, SPOT Assist services include roadside towing, auto-accident assistance, fuel services, tire repair, battery service, lost key and lockout services.

•                  Globalstar also continued to develop new and enhanced SPOT Satellite GPS Messenger hardware as demonstrated by the recent introduction of the new SPOT Satellite GPS Messenger product.  The new SPOT device is approximately 30 percent smaller and lighter than the original award-winning product and is scheduled for delivery to retailers beginning later this year.

•                  The Company’s total revenue, net loss and net loss per share for the three-month period ended June 30, 2009 were $15.7 million, $13.8 million and $0.10 respectively, compared to $23.0 million, $7.2 million and $0.09, respectively, for the same three months of 2008.  Globalstar’s six-month results, consolidated statements of operations and other financial and operating information appear later in this press release.

“I am so pleased to explain the significance of the recent financing to our Company, its stockholders, and distributors and describe to each of you what its completion actually means for Globalstar and its customers,” said Jay Monroe, Executive Chairman, Globalstar, Inc.  Mr. Monroe added, “This financing funds the Globalstar second-generation satellite constellation and the continued development of our IP-based ground segment.  We now have the resources needed to deploy a new constellation and to build the supporting ground infrastructure needed to position us to be first to market with a next-generation network and a host of advanced IP-based mobile satellite services years ahead of our primary competitors.  The launch of our new constellation, expected to be completed in 2010, will also pave the way for the return of the high quality and reliability historically provided to Globalstar’s voice and duplex data subscribers”

“Throughout the quarter we continued to expand our Simplex data network offerings and enhance the utility and services options available for the SPOT Satellite GPS Messenger,” said Peter Dalton, Chief Executive Officer, Globalstar, Inc.  Mr. Dalton added, “Thanks to the innovation of Globalstar, the consumer appeal of our high quality, reliable Globalstar Simplex integrated products such as the SPOT Satellite GPS Messenger and our voice and duplex data customer retention programs, we once again completed the quarter with the largest customer base of any mobile satellite voice and data services provider.”

About Globalstar, Inc.
With over 350,000 subscribers, Globalstar is a leading provider of mobile satellite voice and data services.  Globalstar offers these services to commercial and recreational users in more than 120 countries around the world. The Company’s products include mobile and fixed satellite telephones, simplex and duplex satellite data modems and flexible service packages. Many land based and maritime industries benefit from Globalstar with increased productivity from remote areas beyond cellular and landline service. Global customer segments include: oil and gas, government, mining, forestry, commercial fishing, utilities, military, transportation, heavy construction, emergency preparedness, and business continuity as well as individual recreational users. Globalstar data solutions are ideal for various asset and personal tracking, data monitoring and SCADA applications.

For more information regarding Globalstar, please visit Globalstar’s web site at www.globalstar.com

###

For further media information:

Globalstar, Inc.

Dean Hirasawa

(408) 933-4006

Dean.hirasawa@globalstar.com

Safe Harbor Language for Globalstar Releases

This press release contains certain statements such as, “Globalstar expects to be able to initiate and support services such as push-to-talk, multicasting, advanced messaging capabilities or multimedia messaging, mobile video applications, geo-location services, as well as multiband and multimode handsets and data devices with GPS integration,” that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control, including demand for our products and services, including commercial acceptance of our new Simplex products, including SPOT Satellite GPS Messenger, and the ability to retain and migrate our two-way communications services subscribers to our second-generation constellation when it is deployed; problems relating to the construction, launch or in-orbit performance of our existing and future satellites, including the effects of the degrading ability of our first-generation satellite constellation to support two-way communication; problems relating to the ground-based facilities operated by us or by independent gateway operators; competition and its competitiveness vis-a-vis other providers of satellite and ground-based communications products and services; the pace and effects of industry consolidation; the continued availability of launch insurance on commercially reasonable terms, and the effects of any insurance exclusions; changes in technology; our ability to continue to attract and retain qualified personnel; worldwide economic, geopolitical and business conditions and risks associated with doing business on a global basis; and legal, regulatory, and tax developments, including changes in domestic and international government regulation.

Any forward-looking statements made in this press release speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and we undertake no obligation to update any such statements. Additional information on factors that could influence our financial results is included in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

GLOBALSTAR, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2009	June 30, 2008	June 30, 2009	June 30, 2008
		As Adjusted – Note 1		As Adjusted – Note 1

Revenue:
Service revenue	$12,562	$16,673	$23,693	$32,683
Subscriber equipment sales	3,154	6,326	7,186	12,450
Total revenue	15,716	22,999	30,879	45,133
Operating expenses:
Cost of services (exclusive of depreciation and amortization shown separately below)	7,961	8,607	18,369	16,082
Cost of subscriber equipment sales:
Cost of subscriber equipment sales	2,832	4,118	5,827	9,099
Cost of subscriber equipment sales – Impairment of assets	648	349	648	413
Total cost of subscriber equipment sales	3,480	4,467	6,475	9,512
Marketing, general, and administrative	11,408	15,482	25,385	31,230
Depreciation and amortization	5,468	6,521	10,892	11,939
Total operating expenses	28,317	35,077	61,121	68,763
Operating loss	(12,601)	(12,078)	(30,242)	(23,630)
Other income (expense):
Interest income	56	1,565	184	2,933
Interest expense	(3,141)	(301)	(3,381)	(1,298)
Derivative gain (loss)	(797)	3,743	(797)	204
Other	2,529	(77)	(1,446)	8,174
Total other income (expense)	(1,353)	4,930	(5,440)	10,013
Loss before income taxes	(13,954)	(7,148)	(35,682)	(13,617)
Income tax expense (benefit)	(192)	29	(162)	195
Net loss	$(13,762)	$(7,177)	$(35,520)	$(13,812)
Loss per common share:
Basic	$(0.10)	$(0.09)	$(0.27)	$(0.17)
Diluted	(0.10)	(0.09)	(0.27)	(0.17)
Weighted-average shares outstanding:
Basic	133,880	84,029	131,259	83,243
Diluted	133,880	84,029	131,259	83,243

NOTE 1 – Adjusted to reflect Retrospective Adoption of FSP APB 14-1

Definition of Terms and Reconciliation of Non-GAAP Financial Measures

We utilize certain financial measures that are widely used in the telecommunications industry and are not calculated based on GAAP.  A reconciliation of these measures to GAAP and a discussion of certain other operating metrics used in the industry are presented below.

GLOBALSTAR, INC.

RECONCILIATION OF GAAP TO ADJUSTED

(Dollars in thousands, except ARPU)

(Unaudited)

	Three months ended		Six months ended
	June 30, 2009	June 30, 2008	June 30, 2009	June 30, 2008

Revenue
Service Revenue	$12,562	$16,673	$23,693	$32,683
Equipment Revenue	3,154	6,326	7,186	12,450
Total Revenue	$15,716	$22,999	$30,879	$45,133

Operating Expenses
Cost of Services	7,961	8,607	18,369	16,082
Cost of Subscriber Equipment	3,480	4,467	6,475	9,512
Marketing, General and Administrative	11,408	15,482	25,385	31,230
Depreciation & Amortization	5,468	6,521	10,892	11,939
Impairment of Assets	—	—	—	—
Total Operating Expenses	$28,317	$35,077	$61,121	$68,763

Operating Income/(Loss)	$(12,601)	$(12,078)	$(30,242)	$(23,630)

Interest and Derivative Income/(Expense)	(3,882)	5,007	(3,994)	1,839
Other Income/(Expense)	2,529	(77)	(1,446)	8,174
Income Tax Expense (Benefit)	(192)	29	(162)	195

Net Income/(Loss)	$(13,762)	$(7,177)	$(35,520)	$(13,812)

EBITDA	$(4,604)	$(5,634)	$(20,796)	$(3,517)

Impairment of Assets	648	349	648	413
Non-Cash Compensation	2,514	3,435	5,646	7,228
2nd Generation Development	175	615	2,232	615
Other One Time Non Recurring Charges	474	—	659	—
Foreign Exchange and Other Loss/(Income)	(2,529)	77	1,446	(8,174)

Adjusted EBITDA	$(3,322)	$(1,158)	$(10,165)	$(3,435)
Adjusted EBITDA Margin	(21)%	(5)%	(33)%	(8)%

Retail ARPU	$25.80	$38.57	$24.44	$38.36

(1)                                  Average monthly revenue per unit (ARPU) measures service revenues per month divided by the average number of retail subscribers during that month.  Average monthly revenue per unit as so defined may not be similar to average monthly revenue per unit as defined by other companies in the Company’s industry, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company’s statement of income.  The Company believes that average monthly revenue per unit provides useful information concerning the appeal of its rate plans and service offerings and its performance in attracting and retaining high value customers.

(2)                                  EBITDA represents earnings before interest, income taxes, depreciation and amortization.  EBITDA does not represent and should not be considered as an alternative to GAAP measurements, such as net income, and the Company’s calculations thereof may not be comparable to similarly entitled measures reported by other companies.

The Company uses EBITDA as a supplemental measurement of its operating performance because, by eliminating interest, taxes and the non-cash items of depreciation and amortization, the company believes it best reflects changes across time in the company’s performance, including the effects of pricing, cost control and other operational decisions.  The company’s management uses EBITDA for planning purposes, including the preparation of its annual operating budget.  The company believes that EBITDA also is useful to investors because it is frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. As indicated, EBITDA does not include interest expense on borrowed money or depreciation expense on our capital assets or the payment of income taxes, which are necessary elements of the company’s operations.  Because EBITDA does not account for these expenses, its utility as a measure of the Company’s operating performance has material limitations.  Because of these limitations, the company’s management does not view EBITDA in isolation and also uses other measurements, such as net income, revenues and operating profit, to measure operating performance.

(3)                                  Adjusted EBITDA is further adjusted to exclude non-cash compensation expense, asset impairment charges, foreign exchange gains/(losses) and certain other non-cash charges.  Management uses Adjusted figures for EBITDA in order to manage the Company’s business and to compare its results more closely to the results of its peers.

GLOBALSTAR, INC.

SCHEDULE OF SELECTED OPERATING METRICS

(Dollars in thousands, except ARPU)

(Unaudited)

	Three months ended		Six months ended
	June 30, 2009	June 30, 2008	June 30, 2009	June 30, 2008

Subscribers (End of Period)	371,483	315,911	371,483	315,911
Retail	112,113	119,641	112,113	119,641
IGO	69,491	77,929	69,491	77,929
Simplex	189,879	118,341	189,879	118,341

Net Subscriber Additions/(Losses)	14,613	22,652	27,153	31,785
Retail	(1,618)	(2,175)	(3,258)	(3,451)
IGO	(3,773)	(1,601)	(4,272)	(3,379)
Simplex	20,004	26,428	34,683	38,615

Retail Churn	1.3%	1.8%	1.3%	1.5%

ARPU
Retail	$25.80	$38.57	$24.44	$38.36
IGO	$2.19	$3.68	$1.93	$3.49
Simplex	$5.53	$4.78	$5.40	$4.12

Cash capital expenditures	$21,474	$70,323	$79,822	$140,482

Liquidity at end of period (1)	$697,379

Note:

(1)   Includes $16.0 million cash on hand, $35.0 million Debt Service Reserve Account ($15.0 million balance as of June 30th and remaining was available on July 2nd), $586.3 million COFACE Facility ($313.0M was drawn on July 1st and $58.2M was drawn on August 5th) and $60.0 million Thermo contingent equity revenue account.